CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$600,000,000	$81,840

PROSPECTUS	Pricing Supplement Number: 5782
Dated December 5, 2012	Filed Pursuant to Rule 424(b)(2)
PROSPECTUS SUPPLEMENT	Dated January 3, 2013
Dated January 3, 2013	Registration Statement: No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	January 3, 2013

Settlement Date (Original Issue Date):	January 8, 2013

Maturity Date:	January 8, 2016

Principal Amount:	US $600,000,000

Price to Public (Issue Price):	100.00%

Agents Commission:	0.20%

All-in Price:	99.800%

Net Proceeds to Issuer:	US $598,800,000

Interest Rate Basis (Benchmark):	LIBOR, as determined by Reuters

Index Currency:	U.S. Dollars

Spread (Plus or Minus):	Plus 0.60%

Index Maturity:	Three Months

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on the 8th day of each January, April, July and October, commencing April 8, 2013 and ending on the Maturity Date

Method of Settlement:	Depository Trust Company

Page 2 Filed Pursuant to Rule 424(b)(2) Dated January 3, 2013 Registration Statement No. 333-178262

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date

Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Interest Determination Date:	Quarterly, two London Business Days prior to each Interest Reset Date

Day Count Convention:	Actual/360, Modified Following Adjusted

Business Day Convention:	New York

Denominations:	Minimum of $2,000 with increments of $1,000 thereafter.

Call Notice Period:	None

Put Dates (if any):	None

Put Notice Period:	None

CUSIP:	36962G6Q2

ISIN:	US36962G6Q27

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the “Underwriters”), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution	Commitment
Lead Managers:

Barclays Capital Inc.	$112,800,000

Citigroup Global Markets Inc.	$112,800,000

Goldman, Sachs & Co.	$112,800,000

Merrill Lynch, Pierce, Fenner & Smith	$112,800,000
Incorporated

Morgan Stanley & Co. LLC	$112,800,000

Filed Pursuant to Rule 424(b)(2)
Dated January 3, 2013
Registration Statement No. 333-178262

Co-Managers:

Blaylock Robert Van, LLC	$6,000,000

CastleOak Securities, L.P.	$6,000,000

Lebenthal & Co., LLC	$6,000,000

Mischler Financial Group, Inc.	$6,000,000

Samuel A. Ramirez & Company, Inc.	$6,000,000

The Williams Capital Group, L.P.	$6,000,000

Total	$600,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Legal Matters:

In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.